Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(972) 401-0090
Release #09-06
CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER 2009 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $90.6 million were flat as compared to prior year; down 14 percent sequentially

•	Quarterly global proppant sales volume was down 11 percent versus the prior year; down 14 percent sequentially

•	Net income of $16.4 million, or $0.70 per diluted share, for the quarter
Irving, Texas (April 30, 2009) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $16.4 million, or $0.70 per diluted share, on revenues of $90.6 million for the quarter ended March 31, 2009. The Company previously reported that it had sold its fracture and reservoir diagnostics business to Halliburton Energy Services, Inc. Because of the transaction, which closed on October 10, 2008, the 2008 operating results of this business have been accounted for as discontinued operations. Continuing operations include the Company’s ceramic proppant, software, consulting services and geotechnical monitoring businesses.
President and CEO Gary Kolstad commented, “Given the challenging market conditions we faced during the quarter, we are pleased with our operating results. Notwithstanding significant sequential reductions in both the North American average rig count and natural gas commodity price, CARBO was able to leverage off the operating success that was achieved during the second half of 2008, including the continued demand for our newest product, CARBOHYDROPROPTM.”
First Quarter Results
Revenues for the first quarter of 2009 were flat, at $90.6 million, when compared to the first quarter of last year and down 14 percent compared to the fourth quarter of 2008. Worldwide proppant sales volume totaled 253 million pounds for the first quarter of 2009, representing a year-over-year decrease of 11 percent and a sequential decrease of 14 percent. Proppant sales volume in the U.S. and Canada decreased eight percent compared to the first quarter of 2008 and 16 percent sequentially, despite the significant drop in commodity prices and reduction in the average number of drilling rigs experienced both year-over-year and sequentially. During the first quarter of 2009, overseas proppant sales volume decreased 46 percent compared to the same period last year and decreased 30 percent sequentially.
Operating profit for the first quarter of 2009 increased $6.2 million compared to the first quarter of 2008 due primarily to product mix, a decrease in freight costs and the cumulative effect of pricing increases introduced during the second half of 2008. Selling, general and administrative expenses increased in both absolute terms and as a percentage of revenue for the first quarter of 2009 compared to the same period last year due to increased expenses associated with marketing and sales activities, certain relocation initiatives, the Company’s new enterprise resource planning system and the Company’s allowance for doubtful accounts.
Income from continuing operations for the first quarter of 2009 increased $3.6 million compared to the first quarter of 2008.
As previously disclosed, on August 28, 2008, the Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. During the first quarter of 2009, the Company repurchased 444,700 shares at an aggregate cost of $14.3 million. As of March 31, 2009, the Company had repurchased and retired approximately 1.5 million shares.

CARBO Ceramics 2009 Earnings Release
April 30, 2009

Technology and Business Highlights
Highlights for the first quarter of 2009 included:
•	CARBO’s penetration in the tight gas and shale resource plays continued to grow. Year-over-year, growth was experienced in the Rockies region, and in the North Louisiana and East Texas region, including the Haynesville shale reservoir. In spite of overall low commodity pricing, the E&P community continues to recognize the economic benefits that highly conductive ceramic proppant bring to both conventional and unconventional plays.

•	CARBO’s geotechnical monitoring company, Applied Geomechanics, Inc., assisted the Colorado Department of Transportation in an important rockfall netting and support structure design project. The controlled experiment utilized a series of fiber optic strain gauge sensors to evaluate the effectiveness of various combinations of rockfall mitigation devices.

•	CARBO has rebranded its fracture consulting group. StrataGen, with global coverage and expertise in fracture optimization and effective reservoir drainage, is assisting E&P organizations in maximizing the flow capacities of their reservoirs.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “Although we achieved solid results this quarter, we were not immune to the rapid and large decrease in global upstream activity, as we experienced a decrease in global sales volume of 11 percent year-over-year and 14 percent sequentially. The rate and magnitude of the deterioration in North American drilling activity that occurred over the last several months, fueled by low natural gas and oil prices and the continued weakness in the U.S. credit markets, has presented our customers with formidable financial challenges. As such, we have started to negotiate reduced pricing arrangements in an effort to mitigate some of our anticipated sales volume erosion. While we recognize that the significantly reduced natural gas drilling activity should bring the natural gas fundamentals back into balance, we do not see any significant recovery before 2010. However, we believe the strength of our balance sheet will provide us the means to weather this downturn. In fact we remain committed to our capacity expansion efforts at our Toomsboro, Georgia facility and our technology development activities and continue to investigate strategic acquisition opportunities. Nonetheless we continue to implement prudent cost control initiatives in certain areas of the business, including discretionary and capital spending.”
As previously announced, a conference call to discuss the Company’s first quarter results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 800-860-2442 and refer to the “CARBO Ceramics Conference Call”. International callers should dial 412-858-4600. The call can also be accessed live or on a delayed basis via the Company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and a leading provider of fracture design, engineering and consulting services. The Company also provides a broad range of technologies for geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2009 Earnings Release
April 30, 2009

	Three Months Ended
	March 31
	2009	2008
	(In thousands except per share data)
Revenues	$90,642	$90,375
Cost of sales	54,658	63,331

Gross profit	35,984	27,044
Selling, general & administrative expenses	11,432	8,582
Start-up costs	—	231
Loss (gain) on disposal or impairment of assets	67	(68)

Operating profit	24,485	18,299
Interest income, net	204	34
Foreign currency exchange (loss) gain, net	(41)	1,493
Other income, net	175	17

Income before income taxes	24,823	19,843
Income taxes	8,395	6,988

Income from continuing operations	16,428	12,855

Discontinued operations (1):
Operating results, net of income taxes	—	1,376

Net income	$16,428	$14,231

(1) Discontinued operations include the Company’s fracture mapping and reservoir monitoring assets, which were sold to Halliburton Energy Services, Inc. on October 10, 2008.

Basic earnings per share:
Continuing operations	$0.70	$0.52
Discontinued operations	—	0.06

Basic earnings per share	$0.70	$0.58

Diluted earnings per share:
Continuing operations	$0.70	$0.52
Discontinued operations	—	0.06

Diluted earnings per share	$0.70	$0.58

Average shares outstanding:
Basic	23,460	24,451

Diluted	23,514	24,537

Depreciation and amortization:
Continuing operations	$6,191	$6,065
Discontinued operations	—	1,454

	$6,191	$7,519

CARBO Ceramics 2009 Earnings Release
April 30, 2009

Selected Balance Sheet Information

	Mar. 31, 2009	Dec. 31, 2008
	(In thousands)
Assets
Cash and cash equivalents	$94,642	$154,817
Other current assets	142,212	140,895
Property, plant and equipment, net	242,297	244,902
Intangible and other assets, net	3,492	3,806
Total assets	487,502	549,279

Liabilities and Shareholders’ Equity
Accrued income taxes	$4,102	$47,929
Other current liabilities	25,582	35,919
Deferred income taxes	25,183	22,897
Shareholders’ equity	432,635	442,534

Total liabilities and shareholders’ equity	$487,502	$549,279